8. Change in Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP resigned as the independent registered public accounting firm for the Funds effective June 17, 2005. The Funds' Audit Committee approved the engagement of KPMG LLP as the Funds' new independent registered public accounting firm for the fiscal year ending February 28, 2006. A majority of the Funds' Board of Directors, including a majority of the independent Directors, approved the appointment of KPMG LLP.The reports of PricewaterhouseCoopers
LLP on the Funds' financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements withPricewaterhouseCoopers LLP during the Funds' two most recent fiscal yearsand any subsequent interim period on any matter of accounting principles orpractices, financial statement disclosure or auditing scope or procedurewhich, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in theirreports on the financial statements for such years.